Exhibit 99.1

NEWS RELEASE
Contacts: Manuel Mondragon, Vice President of Finance investorrelations@wtoffshore.com 713-297-8024

Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

W&T OFFSHORE ANNOUNCES APPOINTMENT OF

JOHN D. (DANNY) GIBBONS AS SENIOR VICE

PRESIDENT AND CHIEF FINANCIAL OFFICER

HOUSTON — February 26, 2007 — W&T Offshore, Inc. (NYSE: WTI) today announced the appointment of John D. (Danny) Gibbons as Senior Vice President and Chief Financial Officer.

Mr. Gibbons was most recently Senior Vice President and Chief Financial Officer of Westlake Chemical Corporation, a worldwide commodity chemical company traded on the NYSE. Prior to joining Westlake, Mr. Gibbons was with Valero Energy Corporation, beginning his career there in 1981, holding positions of increasing responsibility, ending as Executive Vice President and Chief Financial Officer from January 1998 through the end of 2003. Prior to joining Valero, Mr. Gibbons spent five years working in the Houston office of Deloitte & Touche, where his practice was concentrated in the energy industry. He is a member of the Financial Executives Institute, American Institute of Certified Public Accountants and the Texas Society and Houston chapter of Certified Public Accountants. He earned a B.B.A. in accounting from the University of Texas at Austin in December 1975.

“I am very happy to announce Danny’s appointment today,” said Tracy W. Krohn, Chairman and Chief Executive Officer. "He brings us a wealth of public company and energy industry experience and expert knowledge of financial and accounting matters. His talents will be well utilized as he leads W&T into our next stage of the Company’s growth."

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 200 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2005 (www.sec.gov).

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